Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our reports dated December 22, 2009, incorporated herein by reference, on ING Alternative Beta Fund and ING Global Target Payment Fund, each a series of ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 24, 2010